Exhibit H (2)

                   SHAREHOLDER SERVICES AGREEMENT


      AGREEMENT, made this 31st day of March, 2002, by and between Mason Street Funds, Inc., ("MSF") a Maryland corporation and open-end management investment company, which is authorized to issue shares of common stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets (any such series being referred to as a "Fund"), and Northwestern Mutual Investment Services, LLC, ("NMIS") a Wisconsin limited liability company and a registered broker-dealer and member of the National Association of Securities Dealers, Inc.

      In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

      1. MSF hereby appoints NMIS to provide information, assistance and administrative services for the benefit of MSF and its shareholders. Such services and assistance may include, but are not limited to, maintaining shareholder accounts and records, answering inquiries regarding MSF and its features, assisting shareholders with shareholder transactions, assisting in the processing of purchase and redemption transactions, assisting shareholders in changing dividend and investment options, account designations and addresses, and such other services as MSF may reasonably request. In this regard, NMIS shall enter into related arrangements with registered representatives who provide such services for their customers who are shareholders of the Fund ("Customers").

           NMIS accepts such appointment and agrees to render such services and to assume the obligations herein set forth for the compensation herein provided. NMIS shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent MSF in any way or otherwise be deemed an agent of MSF. NMIS, by separate agreements with MSF, may also serve MSF in other capacities. In carrying out its duties and responsibilities hereunder, NMIS will appoint registered representatives to provide administrative and other services described herein directly to or for the benefit of their Customers. Such registered representatives shall at all times be deemed to be independent contractors retained by NMIS and not MSF. NMIS and not MSF will be responsible for the payment of compensation to such registered representatives for such services.

      2. For the services described in Section 1, each Fund shall pay to NMIS quarterly a shareholder service fee at the annual rate of 0.25% of the average net asset value of the Fund for the period during which such compensation is paid. For the quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of NMIS to MSF under this Agreement are not to be deemed exclusive, and NMIS shall be free to render similar services or other services to others.

           The net asset value for each share of each Fund of MSF shall be calculated in accordance with the provisions of MSF's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of each Fund of MSF shall be deemed to be the net

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asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

      3. MSF shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by NMIS under this Agreement.

           4. This Agreement may be terminated at any time without the payment of any penalty by MSF or by NMIS on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of NMIS to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. All material amendments to this Agreement, including any increase in fees, must be approved by vote of the Board of Directors of MSF. This Agreement may not be assigned without the consent of MSF.

      5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

      6. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

      7. All parties hereto are expressly put on notice of MSF's Articles of Incorporation and By-laws and all amendments thereto, and the limitation of officer and director liability contained therein. This Agreement has been executed by and on behalf of MSF by its representatives as such representatives and not individually, and the obligations of MSF hereunder are not binding upon any of the directors, officers or shareholders of MSF individually but are binding upon only the assets and property of each respective Fund.

      8. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Wisconsin (except as to Section 7 hereof, which shall be construed in accordance with the laws of the State of Maryland).

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



MASON STREET FUNDS, INC.               NORTHWESTERN MUTUAL INVESTMENT
SERVICES, LLC, a Wisconsin limited liability
                                       company

By:  /S/MARK G. DOLL                      By:  /S/LEONARD F. STECKLEIN
        -----------------------                   --------------------

Name:  Mark G. Doll                    Name:   Leonard F. Stecklein

Title: Vice President and Treasurer    Title:  Senior Vice President,
                                               Variable Annuities

176804

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